The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
October 19, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES FIRST QUARTER 2006 FORM 10-Q

Company Provides Reconciliation to Previously Announced Preliminary First Quarter 2006 Financial
Results

VIENNA, Virginia, October 19, 2006 – The Allied Defense Group, Inc. (AMEX: ADG) announces it has completed the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2006.

Allied Defense published preliminary first quarter 2006 financial results in a press release on August 3, 2006, which identified revenues of $37.0 million and a net loss of $(2.27) million, or $(0.38) per fully diluted share. The Company has made additional adjustments to the first quarter 2006 financial results since those preliminary results were announced, as outlined below.

The following table summarizes the additional charges to earnings taken since the preliminary results for the first quarter of 2006 were announced:

	The Allied Defense Group, Inc.
	Reconciliation of 10-Q Results to August 3, 2006 Press Release
	(All amounts in millions of U.S. dollars, except per share amounts)
		Net Loss		Per Share - Diluted
Net Loss As Previously Announced		($2.27)		($0.38)

Adjustments to the Net Income (Loss) since initial press release:
	1) Impact of MECAR Adjustments to Revenue and Cost of Sales	(1.14)		($0.18)
	2) Net Gain on PIPE Financing Transaction	.57	*	$0.09
	3) Gain on Foreign Currency Transactions	.27		$0.04
4) Adjustment to Patriot Facility and PIPE Financing Amortization(.66)			*	($0.11)
5) Tax Valuation Allowance Booked for US Entities(.48)			*	($0.08)

Net Loss per 10-Q		($3.71)		($0.62)

* Reflects a non-cash charge to earnings

The following additional adjustments were made to the first quarter 2006 results:

1)	The adjustment of MECAR’s results were completed in September 2006. Due to changes in foreign currency transactions related to FAS 52 for the periods 2002 to 2005, adjustments were made to record the effect of these changes to the first quarter beginning balances. These charges are not recurring. This resulted in changes to their Q1 profit and revenue in addition to a revaluation of the subsidiary’s contract estimates as contracts matured.

2)	In March 2006, the Company adopted SFAS 155, “Accounting for Certain Hybrid Instruments,” which allows the Company to make an irrevocable election to initially and subsequently measure a hybrid financial instrument in its entirety at fair value after having identified all embedded derivative features contained in a hybrid instrument. At March 9, 2006, the date of issue, the Company determined the fair value of the Notes and warrants issued in the transaction had fair values of $29.1 million and $2 million, respectively. A loss of $1.1 million was recorded at the date of issuance. At March 31, 2006, the Company determined the fair value of the Notes and warrants was $27.6 million and $1.8, respectively and a gain of $1.7 was recorded at that time. For the quarter ended March 31, 2006, the net gain related to the fair value of Notes and warrants was approximately $.6 million.

3)	Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year. Foreign currency transaction gains and losses are credited or charged directly to operations. All of this adjustment is attributable to MECAR.

4)	The write-off of Patriot debt issue costs initially recorded in 2005 was reversed in the 2005 Form 10-K and recorded in the first quarter of 2006. Additional amounts are from the accounting entries based on the valuation of the PIPE senior subordinated convertible debt under SFAS 155.

5)	The Company took an allowance for the entire amount of its deferred tax asset for its domestic operations, based on YTD 2006 results. If those operations are profitable going forward, that amount will be recorded as income in future periods.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “The submission of our 10-Q for the first quarter of 2006 brings Allied Defense one step closer to becoming up-to-date with our filings and regaining compliance with the American Stock Exchange. We expect to complete the filing of our second quarter 10-Q within the next 7 to 10 days.

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About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.